Exhibit 99.1

Revenue (by product category):

•	For the fourth quarter of 2012, we expect total Cardiac Rhythm Management product sales to be in the range of $660 million - $690 million. For the full year 2012, we expect total Cardiac Rhythm Management sales to be in the range of $2.832 billion to $2.862 billion.
•	For the fourth quarter of 2012, we expect Atrial Fibrillation product sales to be in the range of $220 million to $235 million. We expect our 2012 Atrial Fibrillation product sales to be in the range of $879 million to $894 million.
•	For the fourth quarter of 2012, we expect Cardiovascular product sales to be in the range of $325 million to $345 million. We expect our full year 2012 Cardiovascular product sales to be in the range of $1.315 billion to $1.335 billion.
•	For the fourth quarter of 2012, we expect sales of Neuromodulation products to be in the range of $110 million to $120 million. We expect full year 2012 Neuromodulation sales in the range of $420 million to $430 million.

Earnings:

The Company expects its adjusted diluted net earnings per share for the fourth quarter to be in the range of $0.86-$0.88 and its adjusted diluted net earnings per share for full year 2012 to be in the range of $3.42 -$3.44.

2012 Earnings Guidance Reconciliation

	Fourth Quarter 2012	Full Year 2012

Estimated 2012 diluted net earnings per share	$ 0.70 - $ 0.72	$ 2.70 - $ 2.72
Restructuring actions	0.15	0.54
Impairment charge	-	0.04
License dispute settlement charge	-	0.08
Federal R&D tax credit 2012 extension	0.01 (1)	0.06 (1)
Estimated 2012 adjusted diluted net earnings per share (Non-GAAP)	$ 0.86 - $ 0.88	$ 3.42 - $ 3.44

(1)	The federal research and development tax credit has not yet been extended for 2012. The Company's above estimated 2012 adjusted diluted net earnings per share (Non-GAAP) assumes that the tax credit will be enacted for the full year 2012.

Forward-Looking Statements

This exhibit contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2012. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.